Exhibit 10.1

EMPLOYMENT AGREEMENT

(Robin K. Sheeley)

        This EMPLOYMENT AGREEMENT (this “Agreement”) is made this 5th day of January, 2004, by and between Photo Control Corporation (the “Company”) and Robin K. Sheeley (“Employee”). The Company and Employee are referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

A.

Pursuant to that certain Asset Purchase Agreement dated as of the date hereof (the “Purchase Agreement”), among the Company, Vaddio, LLC (“Vaddio”), and Employee, the Company is purchasing assets of Vaddio, a business in which the sole shareholder is the Employee.

B.

In connection with the Company’s purchase of these assets, the Company desires to retain Employee as its employee, and Employee desires to become an employee of the Company, in accordance with the terms and conditions set forth in this Agreement.

C.	The Parties recognize the importance to the Company of obtaining Employee’s loyalty and protecting the Company’s rights with respect to its business information, customer relationships and inventions.

D.	The Parties desire to enter into this Agreement.

AGREEMENT

        In consideration of the above recitals and the promises set forth in this Agreement, the parties agree as follows:

1.

Nature and Capacity of Employment. The Company hereby agrees to employ Employee in the position of Managing Director of the Company’s Vaddio division, for and during the term of this Agreement, pursuant to the terms of this Agreement. Employee agrees to perform, or be available to perform, on a full-time basis, the functions of this position, including without limitation, the services Employee provided to Vaddio prior to the date hereof, pursuant to the terms of this Agreement and as directed by the President of the Company.

2.

Term of Employment. Employee’s employment under this Agreement will commence as of the date of this Agreement and will continue until December 31, 2006 (the “End Date”), unless earlier terminated pursuant to Section 5 of this Agreement. After the End Date, Employee’s employment with the Company will be at-will, and either Employee or the Company may terminate Employee’s employment at any time, for any or no reason, and with or without notice and the terms of this Agreement will expire except as set forth in Section 13.9 of this Agreement or as otherwise expressly provided for herein.

3.	Salary.

3.1	Base Salary. Company agrees to pay Employee at the rate of $7,625.00 per month, subject to adjustment as provided for in this Agreement. This Section 3.1 may be amended from time to time by a written agreement of the parties setting forth the then-current base salary payable by the Company to Employee. Employee will be paid his base salary in accordance with the Company’s standard payroll procedures.

3.2	Expenses. Upon receipt of documentation evidencing expenditures by Employee, the Company will reimburse Employee for any reasonable expenses incurred in connection with his employment with the Company, except that the prior written approval of the Company is required prior to incurring any expenses over $1,000.

4.

Bonus. The Employee shall be entitled to a bonus consisting of the 2004 Bonus Payment, if any, of the 2005 Bonus Payment, if any, and the 2006 Bonus Payment, if any (each a “Bonus Payment” and collectively, the “Bonus Payments”), as calculated pursuant to this Section 4.

4.1	Bonus Payments. The Bonus Payments will be calculated as follows:

(a)	The “2004 Bonus Payment” equals 3.4% of the amount by which Net Sales for the period between January 1, 2004 and December 31, 2004 exceeds $1,200,000, if any.

(b)	The “2005 Bonus Payment” equals 3.4% of the amount by which Net Sales for the period between January 1, 2005 and December 31, 2005 exceeds $1,600,000, if any.

(c)	The “2006 Bonus Payment” equals 3.4% of the amount by which Net Sales for the period between January 1, 2006 and December 31, 2006 exceeds $2,000,000, if any.

For the purposes of this Agreement, (y) “Net Sales” means gross sales of any Vaddio Product less any allowances and credits to customers for returns and billing errors and (z) “Vaddio Product” means any of the Buyer’s products relating primarily to video conferencing and bearing the “Vaddio” tradename.

4.2	Finalization of Bonus Payments. The Parties will finalize the Bonus Payments as follows:

(a)	Within 30 days following the receipt by the Company of its audited financial statements from the Company’s auditors for each of the fiscal years ending December 31, 2004, December 31, 2005, and December 31, 2006, the Company will deliver to Employee a statement (for each year, an “Bonus Statement”) setting forth (i) Net Sales for such fiscal year, (ii) the amount of the Bonus Payment for such fiscal year, and (iii) the amount, if any, by which the Bonus Payment is reduced to satisfy the Company’s offset rights under this Agreement. The Company will make available to Employee and his accountants the work papers and back-up materials used in preparing the Bonus Statement.

(b)	If Employee has any objections to the Bonus Statement it must deliver a detailed notice describing its objections to the Company within 30 days after receiving the Bonus Statement. If Employee does not deliver such notice to the Company, or provides notice that it has no objections to the Bonus Statement, then the amounts set forth on the Bonus Statement will be considered final and will be conclusive and binding on the Parties.

(c)	The Company and Employee will use reasonable efforts to resolve any objections to the Bonus Statement themselves through good faith negotiation. If the Parties do not obtain a final resolution within 30 days after the Company has received Employee’s notice of objections, then the Company and Employee will select a mutually acceptable accounting firm to resolve any remaining objections. The determination made by such accounting firm will be set forth in writing and will be conclusive and binding upon the Parties and will be non-appealable. The Party whose final position regarding the amount of the Bonus Payment is furthest from the actual amount determined by the accounting firm will bear its own costs and expenses, the fees and expenses of the accounting firm and the out-of-pocket costs and expenses (including legal fees) of the other Party with respect to the resolution of such dispute.

4.3	Payment of Bonus Payments. With respect to each of the fiscal years ending December 31, 2004, December 31, 2005, and December 31, 2006, the Company will pay each of the Bonus Payments within 10 days of finalization of the Bonus Statement for such fiscal year, by wire transfer or delivery of other immediately available funds, to Employee, subject to possible reductions pursuant to Section 4.4 of this Agreement.

4.4	Reductions to Bonus Payments.

(a)	The Company will have the right to deduct from any then-owing or future Bonus Payments all amounts owing by Employee to the Company, including without limitation, pursuant to the Purchase Agreement.

(b)	If Employee’s employment is terminated by the Company for Cause or by Employee without Good Reason then the Bonus Payments for the year in which such termination occurs and for all subsequent years shall be reduced to $0.

(c)	The Company will have the right to make any withholdings from the Bonus Payments required by law, including without limitation, any payroll taxes.

4.5	Operation of Company’s Business. The Company will act reasonably and in good faith, but will have sole discretion in operating the business of the Company following the Closing and will have the exclusive right to establish the prices and discounts, payment terms and all other terms and conditions of all sales of its products or services, regardless of how its decisions affect any of the Bonus Payments.

5.	Termination of Employment.

5.1	For Cause or Without Good Reason Prior to End Date.

(a)	At any time prior to the End Date, the Company may discharge Employee for Cause immediately upon written notice to Employee. For purposes of this Section 5, “Cause” means: (i) the continued failure by Employee to satisfactorily perform his duties, in the sole discretion of the Company, and the failure by such individual to cure such failure to perform within 30 days of notice to such individual, or the continuing failure to perform following an earlier cure (in which case no cure period applies); (ii) Employee engaging in conduct that the Company considers to be demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise; (iii) the misappropriation of funds or property of the Company or its subsidiaries by Employee; or (iv) the commission by Employee of a felony crime an act of fraud or embezzlement (including the unauthorized disclosure of confidential information of the Company or its subsidiaries); (v) the material breach by Employee of this Agreement; or (vi) the material breach by Employee of the Purchase Agreement.

(b)	At any time prior to the End Date, Employee may terminate his employment other than for Good Reason upon 30 days prior written notice to the Company. For purposes of this Section 5, “Good Reason” means: (i) the Company materially reducing Employee’s salary set forth in Section 3.1 of this Agreement; (ii) the Company requiring Employee, without Employee’s consent, to be based permanently outside a 100 mile radius of the Company’s principal office in Minneapolis, Minnesota; (iii) material breach by the Company of this Agreement; (iv) the material breach by the Company of the Purchase Agreement; (v) if a buyer of all or substantially all of the assets of the division of the Company in charge of the Vaddio Products does not agree to assume and be bound by the provisions of this Agreement; or (vi) the Company discontinues the operations of the division of the Company in charge of the Vaddio Products.

(c)	If the Company terminates Employee’s employment for Cause prior to the End Date, or if Employee terminates his employment other than for Good Reason prior to the End Date, Employee or his estate, as the case may be, will be entitled to receive only:

(i)	any earned and unpaid base salary pursuant to Section 3.1 of this Agreement accrued through the date of termination; and

(ii)	subject to the terms thereof, any benefits that may be due to Employee on the date of termination under the provisions of any of the Company’s applicable benefit plans, programs or policies.

5.2	For Good Reason or Without Cause Prior to End Date.

(a)	At any time prior to the End Date, Employee may terminate his employment for Good Reason immediately upon written notice to the Company. If Employee does not submit such written notice within 30 days of the occurrence of the event giving rise to Good Reason then Employee will be deemed to have waived his right to terminate his employment for Good Reason based upon such event.

(b)	At any time prior to the End Date, the Company may discharge Employee without Cause upon 30 days prior written notice to Employee.

(c)	If Employee terminates his employment for Good Reason prior to the End Date, or the Company discharges Employee without Cause prior to the End Date, Employee or his estate, as the case may be, will be entitled to:

(i)	a lump sum payment equal to the lesser of: (A) the amount of base salary payable pursuant to Section 3.1 of this Agreement through the End Date and (B) 6 times the monthly base salary payable pursuant to Section 3.1 of this Agreement;

(ii)	the 2004 Bonus Payment, the 2005 Bonus Payment and the 2006 Bonus Payment, if not already paid; and

(iii)	subject to the terms thereof, any benefits that may be due to Employee on the date of termination under the provisions of any of the Company’s applicable benefit plans, programs or policies.

(d)	Prior to the End Date, if Employee’s employment with the Company is terminated by Employee for Good Reason or by the Company without Cause, the restrictions set forth in Sections 10.1 and 10.3 shall only remain in effect for a period of 12 months following payment of the 2006 Bonus Payment to Employee and shall terminate and be of no further force or effect thereafter. However, if Employee’s employment with the Company is terminated by Employee for Good Reason or by the Company without Cause, and the Company fails to pay the amounts due and owing under subparagraph (c) of this Section 5.2, Employee may elect to waive his claims for payment of such amounts. The restrictions set forth in Sections 10.1 and 10.3 shall terminate immediately upon delivery to the Company, in a form reasonably acceptable to the Company, of such written wavier of claims.

5.3	Termination for Death or Disability Prior to End Date.

(a)	Employee’s employment terminates immediately upon Employee’s death or Disability. “Disability” means an illness or injury rendering the Employee unable to perform any of the essential functions of his position.

(b)	If Employee’s employment is terminated prior to the End Date as a result of the death or the Disability of Employee, Employee or his estate, as the case may be, subject to Section 5.5 of this Agreement, will be entitled to receive:

(i)	any earned and unpaid salary accrued through the date of termination; and

(ii)	subject to the terms thereof, any benefits that may be due to Employee on the date of termination under the provisions of any of the Company’s applicable benefit plans, programs or policies.

5.4	Termination for Any Reason After the End Date.

(a)	After the End Date, Employee’s employment with the Company will be at-will, and either Employee or the Company may terminate Employee’s employment at any time, for any or no reason, and with or without notice.

(b)	If Employee’s employment is terminated either by the Company or Employee after the End Date, Employee or his estate, as the case may be, subject to Section 5.5 of this Agreement, will only be entitled to receive:

(i)	any earned and unpaid base salary pursuant to Section 3.1 of this Agreement accrued through the date of termination; and

(ii)	subject to the terms thereof, any benefits that may be due to Employee on the date of termination under the provisions of any of the Company’s applicable benefit plans, programs or policies.

(c)	After the End Date, if Employee’s employment with the Company is terminated by Employee for Good Reason or by the Company without Cause, the restrictions set forth in Sections 10.1 and 10.3 shall only remain in effect for a period of 12 months following the date of such termination and shall be of no further force or effect thereafter.

5.5	Separation Agreement. Employee will receive the benefits described in Sections 5.2 of this Agreement only if Employee or his estate, as the case may be, signs a mutually agreeable separation agreement at the time of Employee’s termination of employment, which will includes adequate provisions for the following: (a) Employee’s general release of any and all legal claims; (b) Employee’s return of all of the Company’s property in his possession; (c) nondisparagement of the Company and its representatives; (d) confidentiality of terms; and (e) acknowledgement of Employee’s continuing contractual obligations to the Company including his continuing duties under Paragraphs 8, 9 and 10 of this Agreement.

6.	Employee Benefits; Vacation.

(a)	Employee will be entitled to participate in all of the Company’s 401(k) savings and retirement plan and all other employee benefits and policies as they may exist and change from time to time in which Employee is eligible to participate so long as Employee remains employed with the Company. All payments or other benefits paid or payable to Employee under any such employee benefit plan or program of the Company will not be affected or modified by this Agreement and will be in addition to the base salary payable by the Company to Employee from time to time under this Agreement. Employee shall be entitled to 3 weeks of paid vacation per year in addition to any other paid time off benefits in accordance with the Company’s paid time off policies as they may exist and change from time to time.

(b)	Employee will be granted an option, pursuant to the Company’s stock option plan, to purchase 16,667 shares of the Company’s common stock, $.08 par value. Such option shall be evidenced by the stock option agreement delivered to Employee concurrently with the execution of this Agreement.

7.	Undertakings of Employee. Employee agrees to spend his full working time and effort in performance of his duties with the Company so long as employed by the Company. Employee will not, during the course of employment by the Company, without prior written approval of the Company, become an employee, director, officer, agent, partner of or consultant to, or a stockholder of (except a stockholder of a public company in which Employee owns less than 1% of the issued and outstanding capital stock of such company) any company or other business entity that is a competitor, supplier or customer of the Company.

8.	Confidential Information. Employee agrees not to directly or indirectly use or disclose any Confidential Information of the Company or its clients for the benefit of anyone other than the Company either during the course of employment or after the termination of employment. Employee recognizes that the Confidential Information constitutes a valuable asset of the Company and hereby agrees to act in such a manner as to prevent its disclosure and use by any person unless such use is for the benefit of the Company. Employee’s obligations under this Section 8 are unconditional and will not be excused by any conduct on the part of the Company, except prior voluntary disclosure by the Company of the information.

For purposes of this Agreement, “Confidential Information” means any information that Employee learns or develops during the course of Employee’s employment with the Company relating to the Company and/or its clients that derives independent economic value from being not generally known or readily ascertainable by other persons who could obtain economic value from its disclosure or use, including without limitation all information concerning the Company’s projects, its clients and customers, client data processing needs, client contracts, contract rates and all related information, costs and sales data, financial data, marketing methods, business opportunities, the Company’s consultant lists, prospective consultant lists and related consultant information, data electronically stored and all other information related to the Company’s business and methods of operation. Confidential Information shall not include information that is: (a) already known to or otherwise in the possession of the receiving party prior to any disclosure by Employee, (b) publicly available or otherwise in the public domain, (c) released by the Company to any third party without restrictions, or (d) disclosed by Employee pursuant to judicial action or governmental regulations, provided that Employee has notified the Company 15 days prior to such disclosure and cooperates with the Company in the event the Company elects to legally contest and avoid such disclosure.

9.	Inventions.

9.1	Ownership of Inventions. Employee agrees to promptly disclose to the Company in writing any invention, improvement, work of authorship, discovery or idea (whether patentable or not and including those that may be subject to copyright protection) generated, conceived or reduced to practice by the Employee alone or in conjunction with others, during or after working hours, while an employee of the Company (“Inventions”). All such Inventions will be the exclusive property of the Company and are hereby assigned to the Company, except that, if the Invention does not relate to the existing or reasonably foreseeable business interests of the Company, the Company may, in its sole discretion, release or license that Invention to Employee upon written request. Further, Employee will, at the Company’s expense, give the Company all assistance it reasonably requires to perfect, protect and use its rights to Inventions. In particular, but without limitation, Employee will sign all documents, do all things, and supply all information that the Company may deem necessary or desirable to:

(a)	Transfer or record the transfer of Employee’s entire right, title and interest in Inventions; and

(b)	Enable the Company to obtain patent, copyright or trademark protection for Inventions anywhere in the world.

The obligations of Employee under this Section 9 will continue beyond the termination of employment with respect to Inventions conceived or made by Employee during the period of Employee’s employment and will be binding upon assigns, executors, administrators and other legal representatives. For purposes of this Agreement, any Invention relating to the business of the Company on which Employee markets a new competitive product, files a patent application or seeks copyright protection within one (1) year after termination of employment with the Company will be presumed to be an Invention conceived by Employee during the term of Employee’s employment, subject to proof to the contrary by good faith, written and duly corroborated records establishing that such Invention was conceived and made following termination of employment.

9.2	Originality of Inventions. Employee represents and warrants that any design or other Invention originated by Employee will be Employee’s own work and will in no way be plagiarized, copied or otherwise taken from an existing work of another.

9.3	Employee’s Own Inventions. This Agreement does not apply to any invention for which no equipment, supplies, facility or trade-secret information of the Company was used, which was developed entirely on Employee’s own time, and (a) which does not relate directly to the business of the Company or to the Company’s actual or demonstrably anticipated research or development, or (b) which does not result from any work performed by Employee for the Company.

10.	Non-Competition/Non-Solicitation. Employee hereby acknowledges that the following provisions of this Agreement are reasonable and necessary for the Company’s protection. Employee further acknowledges that the provisions of this Section 10 were a condition of both the Company’s purchase of assets from Vaddio, and of the Company’s offer to employ Employee. Employee acknowledges that these benefits constitute sufficient consideration for this Agreement. Employee acknowledges and agrees that the non-competition/non-solicitation agreements contained in this Section 10 are in addition to the separate non-competition/non-solicitation agreements contained in the Purchase Agreement.

10.1	No Competing Business. During the term of this Agreement, and for a period of three years from the date Employee ceases to be employed with the Company, regardless of the reason, Employee will not engage directly or indirectly (except having less than 1% ownership of the outstanding stock in any publicly-traded corporation) in any business that the Company conducts as of the date of that Employee ceases to be employed by the Company, in any geographic area in which the Company conducts such business. The Company’s rights under this Section 10.1 may be enforced by any successor or assign of any of the Company or its affiliates.

10.2	Nonsolicitation; Non-Hire and Noninterference. During the term of this Agreement and for a period of three years from and after the date Employee ceases to be employed with the Company Employee will not directly or indirectly (i) induce or attempt to induce any person employed by the Company or its affiliates during the 12 months preceding the Closing Date (each, a “Hired Employee”) to leave the employ of the Company or its affiliates, or in any way interfere adversely with the relationship between any Hired Employee and the Company and its affiliates, (ii) induce or attempt to induce any Hired Employee to work for, render services or provide advice to or supply confidential business information or trade secrets of the Company and its affiliates to any person or entity, (iii) induce or attempt to induce any customer, supplier, licensee, licensor or other person or entity having a business relationship with the Company or its affiliates to cease doing business with the Company and its affiliates, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor or other such person or entity and the Company and its affiliates. The Company’s rights under this Section 10.2 may be enforced by any successor or assign of any of the Company or its affiliates.

10.3	No Employment with Clients. During the term of this Agreement and for a period of three years from and after the date Employee ceases to be employed with the Company, Employee will not, directly or indirectly, become employed with, or provide any services to, any client of the Company to which Employee provided services while employed with the Company. For purposes of interpreting this section, client will mean a company or any of its subsidiary business, which with the Company transacted business in the preceding twelve months.

10.4	Blue Pencil. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 10 is invalid or unenforceable, the Company and Employee agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

11.	Remedies for Breach. Employee recognizes that if he violates any portion of Sections 8, 9 or 10 of this Agreement, irreparable damage will result to the Company that could not be remedied entirely or adequately by monetary damages. As a result, Employee hereby agrees that in the event of any breach by Employee, or in the event of apparent danger of such breach, the Company will be entitled, in addition to any other legal or equitable remedies available to the Company, to an injunction to restrain the violation of any and all such portions of this Agreement by Employee.

12.	Representations. Employee represents that: (a) except as set forth on Schedule 12, he does not have a noncompetition agreement of any type with any previous employer the term of which has not yet expired; (b) he is not subject to any agreement, including without limitation the agreements set forth on Schedule 12, that prevents or limits his ability to work for the Company; and (c) he does not have in his possession or control, and will not reveal to the Company, any confidential information belonging to any former employer or third-party.

13.	Miscellaneous.

13.1	No Third-Party Beneficiaries. Except as expressly provided herein, this Agreement will not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

13.2	Entire Agreement. This Agreement and any documents, certificates or other instruments delivered pursuant to this Agreement constitute the entire agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter of this Agreement.

13.3	Succession and Assignment. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. The Employee may not assign either this Agreement or any of his rights, interests or obligations under this Agreement without the prior written approval of the Company.

13.4	Counterparts and Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument, and by facsimile.

13.5	Notices. All notices, requests and other communications hereunder will be given in writing and deemed to have been duly given or served if personally delivered, or sent by first class, certified mail, return receipt requested, postage prepaid, to the party at the address as provided below, or to such other address as such Party may hereafter designate by written notice to the other Party:

i.	If to the Company, to the address of its then principal office.

ii.	If to Employee, to the address last shown in the records of the Company.

13.6	Governing Law; Consent to Jurisdiction. This Agreement will be governed by and construed in accordance with the domestic laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Hennepin County, Minnesota, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined there. Each of the Parties also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party. Each of the Parties agrees that a final judgment in any action or proceeding so brought will be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.

13.7	Amendments and Waivers. No amendment of any provision of this Agreement will be valid unless the same is in writing and signed by both Parties. No waiver by either Party of any default, misrepresentation or breach of warranty or covenant under this Agreement, whether intentional or not, will be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant under this Agreement.

13.8	Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

13.9	Survival. Employee’s continuing obligations under Sections 5, 8, 9 and 10 will survive the termination of this Agreement and the termination of Employee’s employment for such time as provided herein.

THE REMAINDER OF THIS PAGE IS BLANK. SIGNATURE PAGE FOLLOWS.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date herein first above written.

PHOTO CONTROL CORPORATION

/s/ Curtis R. Jackels
By: Curtis R. Jackels
Its: Chief Executive Officer

/s/ Robin K. Sheeley
ROBIN K. SHEELEY

Schedule 12

1.	Amended and Restated Employment Agreement dated May 22, 2002, between Robin Sheeley and ClearOne Communications, Inc. as successor in interest to Emergent, Inc.